UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2019

McKesson Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13252	94-3207296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 State Hwy 161

Irving, TX 75039

(Address of Principal Executive Offices, and Zip Code)

(972) 446-4800

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MCK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2019, the Board of Directors (“Board”) of McKesson Corporation (“Company”) elected Kenneth E. Washington as a director, effective on July 1, 2019.

Dr. Washington, age 58, has served as chief technology officer (CTO) of Ford Motor Company since June 2017. In this role, he leads Ford’s worldwide research organization, and oversees the development and implementation of Ford’s technology strategy and plans. Prior to his role as CTO, Dr. Washington was appointed Ford’s vice president of Research and Advanced Engineering in August 2014. Previously, Dr. Washington was vice president of the Advanced Technology Center at Lockheed Martin Space Systems Company. He also served as Lockheed Martin Corporation’s first chief privacy officer, a role in which he built the company’s privacy program. In addition, he was responsible for shaping the future of the Lockheed Martin’s information technology enterprise as vice president and chief technology officer of the internal IT organization. Before joining Lockheed Martin in February 2007, Dr. Washington was the chief information officer for Sandia National Laboratories, where he held a variety of technical, management and program leadership positions. He has a bachelor’s, master’s and doctorate degree in nuclear engineering from Texas A&M University and is a fellow of the MIT Seminar XXI program on International Relations.

The Board determined that Dr. Washington is an independent director under standards established by the New York Stock Exchange and the Board. The Board appointed him as a member of the Compliance Committee and the Finance Committee. The Board size increased from nine to ten members in connection with his election.

The Company intends to nominate Dr. Washington for reelection by the stockholders at the Company’s 2019 Annual Meeting of Stockholders.

Dr. Washington will receive cash compensation in accordance with the Company’s standard compensatory arrangement for non-employee directors. He will receive an annual cash retainer of $80,000, which will be prorated for fiscal year 2020 based on his election date, plus $1,500 per meeting of the Compliance Committee and $1,500 per meeting of the Finance Committee.

Dr. Washington also will receive restricted stock units (“RSUs”) under the Company’s 2013 Stock Plan in respect of the commencement of his service on July 1, 2019. He will be granted RSUs in an amount that represents a prorated portion of the annual equity award that was granted automatically to then-serving non-employee directors at the 2018 Annual Meeting of Stockholders. The number of RSUs granted to Dr. Washington will be determined by dividing $14,760 by the closing price of the Company’s common stock on the grant date.

Dr. Washington will, effective as of July 1, 2019, enter into the Company’s standard form Indemnification Agreement, which provides for indemnification to the fullest extent permitted by Delaware law.

Dr. Washington does not have any related party transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On June 17, 2019, the Company issued a press release announcing the election of Dr. Washington to the Board. A copy of that press release is attached hereto as Exhibit 99.1.

The information contained in this item, including Exhibit 99.1, is furnished to the Commission, but shall not be deemed “filed” with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as expressly stated in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by the Company dated June 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2019

McKesson Corporation

By:	/s/ Lori A. Schechter
Lori A. Schechter
Executive Vice President, General Counsel